   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 25, 2004

                                                     REGISTRATION NO. 333-108310
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                             REGISTRATION STATEMENT
                                UNDER SCHEDULE B
                                       OF
                           THE SECURITIES ACT OF 1933

                             ---------------------

                          REPUBLIC OF THE PHILIPPINES
                              (Name of Registrant)

      Name and Address of Authorized Representative in the United States:
                             HON. CECILIA B. REBONG
                                 CONSUL GENERAL
                          PHILIPPINE CONSULATE GENERAL
                                556 FIFTH AVENUE
                         NEW YORK, NEW YORK 10036-5095

     It is requested that copies of notices and communications from the Securities and Exchange Commission be sent to:

              DAVID JOHNSON, ESQ.                            SEBASTIAN R. SPERBER, ESQ.
                 ALLEN & OVERY                                 DAVID W. HIRSCH, ESQ.
        9TH FLOOR, THREE EXCHANGE SQUARE                 CLEARY, GOTTLIEB, STEEN & HAMILTON
                    CENTRAL                                     BANK OF CHINA TOWER
                 HONG KONG SAR                                    ONE GARDEN ROAD
                                                                   HONG KONG SAR

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.

     The securities being registered herein are to be offered on a delayed or continuous basis pursuant to Release Nos. 33-6240 and 33-6424 under the Securities Act of 1933.

                             ---------------------

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

                                EXPLANATORY NOTE

     This Post-Effective Amendment No. 2 to Registration Statement under Schedule B is being filed solely to add Exhibits K, L, and M hereto to the Registration Statement under Schedule B (Registration No. 333-108310) in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

                                    CONTENTS

This Amendment No. 2 consists of:
(1)   Facing sheet.
(2)   The following exhibits;
      K.   Dealer Managers Agreement dated February 10, 2004.
      L.   Form of Supplement No. 1 to the Fiscal Agency Agreement
           (including form of Debt Securities)
      M.   Global Bonds due 2011

                  SIGNATURE OF THE REPUBLIC OF THE PHILIPPINES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Republic of the Philippines has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Manila, Republic of the Philippines on the 25th day of February, 2004.

                                          REPUBLIC OF THE PHILIPPINES

                                          By     /s/ JUANITA D. AMATONG
                                            ------------------------------------
                                            Juanita D. Amatong*
                                            Secretary, Department of Finance

---------------

    * Consent is hereby given to use of her name in connection with the information specified in this Registration Statement or amendment thereto to have been supplied by her and stated on her authority.

                     SIGNATURE OF AUTHORIZED REPRESENTATIVE
                       OF THE REPUBLIC OF THE PHILIPPINES

     Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of the Republic of the Philippines in the United States, has signed this Registration Statement or amendment thereto in The City of New York, New York on the 25th day of February, 2004.

                                          By:     /s/ CECILIA B. REBONG
                                            ------------------------------------
                                              Name: Cecilia B. Rebong
                                              Title: Consul General

                                 EXHIBIT INDEX

EXHIBIT                           DESCRIPTION                            PAGE NO.
-------                           -----------                            --------
  K.      Dealer Managers Agreement dated February 10, 2004...........
  L.      Form of Supplement No. 1 to the Fiscal Agency Agreement
          (including form of Debt Securities).........................
  M.      Global Bonds due 2011.......................................